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                                                                    Exhibit 99.1


FOR IMMEDIATE RELEASE              Contacts:
                                   B. M. Ennis,                Bea Slizewski
                                   The Pictsweet Company       Birds Eye Foods
                                   731-663-7600                585-264-3189



           THE PICTSWEET COMPANY PURCHASES BRIDGEVILLE, DEL. FACILITY
                              FROM BIRDS EYE FOODS

Rochester, N.Y., March 22, 2004... Birds Eye Foods, Inc. and The Pictsweet Company, today jointly announced that Pictsweet has acquired a food processing facility in Bridgeville, Delaware from Birds Eye Foods. The terms of the transaction were not disclosed. Pictsweet will operate the facility beginning immediately and expects to hire all of the current fulltime employees. Crops processed at the facility include lima beans and peas.

James I. Tankersley, Chairman, President and CEO of The Pictsweet Company, said, "Pictsweet is pleased to be returning to Bridgeville and the Delmarva agricultural community. Our Dulany Foods Division operated this Plant until 1975. Bridgeville is a great community with a very productive work force, surrounded by several thousand acres of some of our nation's best vegetable land. We believe that Pictsweet and Bridgeville can have a great future together."

Rochester, N.Y.-based Birds Eye Foods, with sales of approximately $1.0 billion annually, processes fruits and vegetables in 14 facilities across the country. Familiar brands in the frozen aisle include Birds Eye, Birds Eye Voila!, Birds Eye Simply Grillin,' Freshlike and McKenzie's. Other processed foods marketed by Birds Eye Foods include canned vegetables (Freshlike); fillings and toppings (Comstock and Wilderness); chili and chili ingredients (Nalley and Brooks); salad dressings (Bernstein's and Nalley) and snacks (Tim's, Snyder of Berlin and Husman). Birds Eye Foods also produces many of these products for the private label, food service and industrial markets.

The Pictsweet Company, based in Bells, Tennessee, processes vegetables in facilities located in California, Tennessee, and Utah. The Company distributes the Pictsweet brand nationally to retail and foodservice customers and is a supplier of private label vegetables to the supermarket chains.

This press release contains predictions, estimates, and other "forward-looking statements" within the meaning of section 21E of the Exchange Act and section 27A of the Securities Act. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those anticipated in these forward-looking statements as of the date of this press release. These risks include, but are not limited to: the impact of strong competition in the food industry, including competitive pricing; the impact of changes in consumer demand; the impact of weather on the volume and quality of raw product; the inherent risks in the marketplace associated with new product introductions, including uncertainties about trade and consumer acceptance; the continuation of our success in integrating operations, including the realization of anticipated synergies in operations and the timing of any such synergies, and the availability of acquisition and alliance opportunities; our ability to achieve gains in productivity and improvements in capacity utilization; our ability to service debt; interest rate fluctuations; and effectiveness of marketing and shifts in market demand. Please refer to Birds Eye Foods' Annual Report on Form 10-K Equivalent for the fiscal year ended June 28, 2003 as well as other reports and information filed by Birds Eye Foods with the Securities and Exchange Commission for more information on factors that could cause actual results to differ.